Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Third Quarter Financial Results

Fairfield, Calif. (May 31, 2006) — Copart, Inc. (NASDAQ: CPRT) the largest provider of vehicle salvage disposition services in the United States, today reported results for the third quarter ended April 30, 2006.

During the three months ended April 30, 2006, revenue and income from continuing operations were $149.5 million and $33.2 million, respectively. This represents a growth in revenue of $21.7 million or 17% and a growth in income from continuing operations of $2.5 million or 8% over the same quarter last year. Fully diluted earnings per share (EPS) from continuing operations for the three months were $.36 compared to $.33 last year, an increase of 9%.

For the nine months ended April 30, 2006, revenue and income from continuing operations were $391.4 million and $81.9 million, respectively. This represents a growth in revenue of $54.2 million or 16% and a growth in income from continuing operations of $5.1 million or 7% over the same period last year. Fully diluted earnings per share (EPS) from continuing operations for the nine months were $.88 compared to $.83 for the same period last year, an increase of 6%.

Salvage same store sales, sales from stores owned or open more than twelve months, increased by 12% for both the three and nine months ended April 30, 2006, respectively.

The operating results for the quarter and the nine-month period were adversely affected by incremental costs incurred as a result of hurricanes Katrina and Rita. These additional inventory-type costs, characterized as “abnormal” and charged to yard operations costs, are approximately $2.6 million and $12.0 million for the three and nine months ended April 30, 2006, respectively. These costs include the additional subhauling, payroll, equipment and facilities expenses directly related to the operating conditions created by the hurricanes and will continue. These costs do not include normal expenses associated with the increased unit volume created by the hurricanes, which are deferred until the sale of the units and are recognized as vehicle pooling costs on the balance sheet. At the end of the quarter, approximately 64% of the incremental salvage vehicles received as a result of the hurricanes remained unsold and in inventory. We expect the majority of these vehicles to be disposed in the next two quarters. The processing of the hurricane vehicles has had and may continue to have a negative impact on gross and operating margin percentages.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Copart is proud of its response to the disasters caused by hurricanes Katrina and Rita. Since September 2005, Copart has:

•                  Borne approximately $12.0 million in abnormal direct operating costs.

•                  Purchased heavy equipment, office facilities for us and our insurance customers, housing accommodations for our employees and communications equipment at a capitalized cost of approximately $1.8 million.

•                  Mobilized or relocated approximately 400 employees.

•                  Obtained or developed over 440 acres of additional storage capacity at a capitalized cost of approximately $4.5 million.

•                  Established temporary living accommodations with running water, waste disposal, power, data and voice communications, and fuel within days after the first storm.

•                  Coordinated, and in some cases developed, disaster responses with federal, state and local government agencies.

Our response demonstrates our commitment, and that of our dedicated employees, to our insurance customers. We are confident that we are the only company in the salvage disposition industry with the inclination and resources to marshal a comprehensive disaster response of this nature.

On Thursday, June 1, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrzrdmzdvwszdc. A replay of the call will be available through June 7, 2006 by calling (888) 203-1112. Use confirmation code #7394541.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. The Company operates 120 facilities in the United States and Canada. It also provides services in other locations through its national network of independent salvage vehicle processors.

NOTE: This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. We expect our gross margins and operating margins to continue to be adversely affected until we have sold the incremental salvage vehicles obtained as a result of hurricanes Katrina and Rita. Our expectation that we will sell the balance of the unsold hurricane-related vehicles within the next two quarters is based on management’s current expectations, which assumes, among other things, that the Gulf Coast region will not experience additional adverse weather events, including any additional hurricanes as we enter the 2006 hurricane season. Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have. Litigation is an inherently uncertain process, and there can be no guarantee or prediction concerning the costs, results, timing or outcome of any litigation. We depend on a limited number of major suppliers of salvage vehicles. If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Factors That May Effect Future Results” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:	Simon Rote, Vice President of Finance
(707) 639-5000

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended April 30,		Nine months ended April 30,
	2006	2005	2006	2005

Revenues	$149,512	$127,772	$391,351	$337,156

Operating costs and expenses:
Yard operations	80,048	68,833	223,779	186,366
General and administrative	16,113	11,483	43,207	31,955
Total operating expenses	96,161	80,316	266,986	218,321
Operating income	53,351	47,456	124,365	118,835

Other income (expense):
Interest income, net	1,805	1,214	5,385	3,030
Other income, net	111	701	1,499	2,690
Equity in losses of unconsolidated investment	(1,578)	—	(2,428)	—
Total other income	338	1,915	4,456	5,720
Income from continuing operations before income taxes	53,689	49,371	128,821	124,555
Income taxes	20,509	18,658	46,950	47,828
Income from continuing operations	33,180	30,713	81,871	76,727
Discontinued operations:
Income (loss) from discontinued operations, net of income tax effects	1,530	192	(16,497)	401
Net income	$34,710	$30,905	$65,374	$77,128
Earnings per share-basic
Income from continuing operations	$0.37	$0.34	$0.91	$0.86
Income (loss) from discontinued operations	0.01	0.00	(0.19)	0.00
Basic net income per share	$0.38	$0.34	$0.72	$0.86
Weighted average shares outstanding	90,293	90,178	90,360	90,127

Earnings per share-diluted
Income from continuing operations	$0.36	$0.33	$0.88	$0.83
Income (loss) from discontinued operations	0.01	0.00	(0.18)	0.00
Diluted net income per share	$0.37	$0.33	$0.70	$0.83
Weighted average shares and dilutive potential common shares outstanding	92,884	93,099	92,883	92,931

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	April 30, 2006	July 31, 2005
ASSETS

Current assets:
Cash and cash equivalents	$124,012	$252,548
Short-term investments	127,900	—
Accounts receivable, net	112,845	89,002
Vehicle pooling costs	32,692	25,983
Prepaid expenses and other assets	6,550	8,595
Assets held for sale	3,696	32,434
Total current assets	407,695	408,562
Property and equipment, net	320,886	284,245
Intangibles, net	2,063	1,308
Goodwill	112,230	93,276
Deferred income taxes	5,929	—
Land purchase options and other assets	21,060	6,138
Total assets	$869,863	$793,529

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$62,687	$56,964
Deferred revenue	20,729	12,478
Income taxes payable	1,292	7,248
Deferred income taxes	8,849	3,296
Other current liabilities	126	126
Total current liabilities	93,683	80,112
Deferred income taxes	—	2,878
Other liabilities	1,174	1,160
Total liabilities	94,857	84,150
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 90,350 and 90,338 shares issued and outstanding at April 30, 2006 and July 31, 2005, respectively	272,344	272,017
Accumulated other comprehensive income	280	354
Retained earnings	502,382	437,008
Total shareholders’ equity	775,006	709,379
Total liabilities and shareholders’ equity	$869,863	$793,529